EXHIBIT 5
                            FOSTER PEPPER & SHEFELMAN


November 18, 1996



Board of Directors
Pyramid Breweries Inc.
91 South Royal Brougham Way
Seattle, Washington  98134

Gentlemen:

         We have acted as counsel for Pyramid Breweries Inc., a Washington corporation (the "Company"), in connection with the preparation and filing of a Registration Statement ("Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, for 1,240,000 shares (the "Shares") of the Company's common stock, $0.01 par value per share, that are issuable pursuant to the Company's 1995 Employee Stock Option Plan, Non-employee Director Stock Option Plan and 1996 Employee Stock Purchase Plan (collectively, the "Plans"). We have examined the Registration Statement, the Plans and such other documents and records as we deem necessary for the purpose of this opinion.

         Based on the foregoing, we are of the opinion that upon the issuance of the Shares under the Plans as provided therein, the Shares will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                              /s/ FOSTER PEPPER & SHEFELMAN